UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

QRS CORPORATION
(Exact name of registrant specified in charter)

Delaware	68-0102251
(State of incorporation or organization)	(IRS Employer Identification No.)

1400 Marina Way South, Richmond, California	94804
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☒

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

Explanatory Note: This Amendment No. 2 amends the Registration Statement on Form 8-A of QRS Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on October 18, 2002, as amended by Amendment No. 1 to Form 8-A of QRS Corporation filed with the SEC on February 20, 2003. All capitalized terms not defined herein will have the meanings ascribed to such terms in the Rights Agreement, dated as of October 17, 2002, between the Company and Mellon Investor Services LLC, as amended on February 18, 2003.

Item 1.	Description of Registrant’s Securities to be Registered.

On June 16, 2004, the Board of Directors of the Company adopted the Second Amendment to the Rights Agreement (the “Second Amendment”) which renders the Rights inapplicable to the transactions contemplated by the Agreement and Plan of Merger, dated as of June 17, 2004, by and among the Company, JDA Software Group, Inc., a Delaware corporation, and CVP2 Corp., a Delaware corporation.

Item 2.	Exhibits.

4.1	Rights Agreement, dated as of October 17, 2002, between the Company and Mellon Investor Services LLC, which includes the form of Certificate of Designation for the Series A Junior Participating preferred stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Series A preferred stock as Exhibit C.*

4.2	First Amendment to the Rights Agreement, dated as of February 18, 2003, between the Company and Mellon Investor Services LLC.**

4.3	Second Amendment to the Rights Agreement, dated as of June 17, 2004, between the Company and Mellon Investor Services LLC.

*		Incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K dated October 17, 2002 – Commission file number 000-21958.
*	*	Incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 1 to Registration Statement on Form 8-A/A filed with the Securities Exchange Commission on February 21, 2003 – Commission file number 000-21958.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

QRS CORPORATION

Date: June 17, 2004	By:	/s/ Elizabeth A. Fetter
	Name:	Elizabeth A. Fetter
	Title:	President and Chief Executive Officer